Exhibit 10.10

Date 19 September 2006

AEGEAN MARINE PETROLEUM S.A.
as Borrower

– and –

THE ROYAL BANK OF SCOTLAND PLC
as Lender

AMENDMENT AGREEMENT

relating to a US$25,000,000 revolving credit and
 letter of credit issuance and refinancing facility

WATSON, FARLEY & WILLIAMS LLP
London

INDEX

		Page

1	DEFINITIONS	1

2	CONDITIONS PRECEDENT	2

3	AMENDMENT AND RESTATEMENT OF LOAN AGREEMENT	2

4	EXPENSES	3

5	COMMUNICATIONS	3

6	GOVERNING LAW AND JURISDICTION	3

SCHEDULE 1 AMENDED AND RESTATED LOAN AGREEMENT		4

EXECUTION PAGE		52

THIS AMENDMENT AGREEMENT is made on 19 Sept. 2006

BETWEEN

(1)       AEGEAN MARINE PETROLEUM S.A., a company incorporated in Liberia and acting through its branch at 42 Hatzikyriakou Street, 185 38 Piraeus, Greece (the “Borrower”); and

(2)       THE ROYAL BANK OF SCOTLAND PLC, a company incorporated in Scotland and acting through its office at 5th Floor, 135, Bishopsgate, London EC2M 3UR (together with its successors and assigns, the “Lender”).

WHEREAS

(A)      By a loan agreement dated 24 September 2004 (the “Loan Agreement”) the Lender has made available to the Borrower a revolving credit facility of up to US$25,000,000 for the purpose of purchasing and transporting fuel cargoes and payment of other expenses incidental to the supply of bunkers and lubricants to customers.

(B)      By an Amendment Agreement dated 22 June 2005 the Lender and the Borrower agreed that the Loan Agreement be amended to enable the Borrower to request Utilisations consisting of L/Cs denominated in currencies other than Dollars and to allow Receivables to be paid into the Borrower’s Current Account, subject to certain terms and conditions and the Lender and the Borrower further agreed that the security package in respect of the Borrower’s obligations under the Loan Agreement be augmented to take account of those amendments.

(C)      The Loan Agreement was amended and restated to reflect the amendments described in Recital (B) above.

(D)      The Lender and the Borrower have now agreed that the Loan Agreement shall be further amended to give effect to the following:

(i)        the extension of the term of the Facility to the first anniversary of the Effective Date;

(ii)       the increase of the Commitment to $50,000,000 or its equivalent in an Optional Currency or Optional Currencies;

(iii)      the issuance by the Lender of different types of instrument;

(iv)     changes to the pricing charged by the Lender for providing the Facility; and

(v)      certain further minor amendments to the Loan Agreement.

(E)       The Lender and the Borrower have further agreed that the security package in respect of the Borrower’s obligations under the Loan Agreement shall be augmented to take account of the amendments described in Recital (D) above.

(F)       The Lender and the Borrower have now agreed to amend the terms and conditions of the Loan Agreement in the manner set out in Clause 3.

IT IS AGREED as follows:

1         DEFINITIONS

1.1      Defined terms. In this Agreement, unless the context otherwise requires:

“Amended and Restated Loan Agreement” means the Loan Agreement as amended and restated by this Agreement in the form set out in Schedule 1;

“Effective Date” means the date on which the Lender notifies the Borrower that the conditions precedent contained in Clause 2 have been satisfied; and

“Loan Agreement” means the Loan Agreement dated 24 September 2004 referred to in Recital (A) as amended and restated by the Amendment Agreement dated 22 June 2005 referred to in Recital (B).

1.2      Incorporation of defined terms. Capitalised terms used in this Agreement shall have the same meaning given to them in the Amended and Restated Loan Agreement unless otherwise defined or unless the context requires otherwise.

1.3      Application of construction and interpretation provisions of Amended and Restated Loan Agreement. Clauses 1.2 to 1.6 of the Amended and Restated Loan Agreement apply, with any necessary modifications, to this Agreement.

2         CONDITIONS PRECEDENT

2.1      Conditions precedent. The coming into effect of the amendments to the Loan Agreement contained in Clause 3 is subject to the condition that the Lender shall have received:

(a)       the documents specified in Clause 2.2 in all respects in form and substance satisfactory to it and its lawyers; and

(b)       an arrangement fee of $50,000.

2.2      Conditions precedent documents. The documents referred to in Clause 2.1 are the following:

(a)       a duly executed original of this Agreement;

(b)       a duly executed Guarantee Side Letter;

(c)       a duly executed Account Security Document Supplement;

(d)       a duly executed Additional Account Security Document Supplement;

(e)       a certified copy of a resolution of the Board of Directors of the Borrower approving this Agreement, the Account Security Document Supplement and the Additional Account Security Document Supplement and authorising their execution and delivery on behalf of the Borrower; and

(f)        legal opinions from lawyers appointed by the Lender on such matters concerning the laws of Liberia and of Greece as the Lender may require.

3         AMENDMENT AND RESTATEMENT OF LOAN AGREEMENT

3.1      Amendments to Loan Agreement. With effect on and from the Effective Date the Loan Agreement shall be, and shall be deemed by this Agreement to be, amended and restated in the form of the Amended and Restated Loan Agreement; and, as so amended and restated, the Loan Agreement shall continue to be binding on each of the parties to it in accordance with its terms as so amended and restated.

3.2      Security Documents to remain in full force and effect. Each of the Security Documents to which the Borrower is a party shall remain in full force and effect as

2

security for the obligations of the Borrower under the Amended and Restated Loan Agreement.

3.3      General. With effect on and from the Effective Date, all references in any Security Document to which the Borrower is a party or any related document to the “Loan Agreement” shall be construed as if the same referred to the Loan Agreement as amended and restated by this Agreement.

3.4      Loan Agreement to remain in full force and effect. Except for:

(a)       the modifications contained or referred to in Clauses 3.1; and

(b)       such further or consequential modifications as may be necessary to give full effect to the terms of this Agreement,

the Loan Agreement shall remain in full force and effect.

3.5      Schedules. Schedule 1 to this Agreement sets out the Loan Agreement (without Appendices) as modified by this Agreement.

4         EXPENSES

4.1      Expenses. The provisions of clause 18 (fees and expenses) of the Amended and Restated Loan Agreement shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

5         COMMUNICATIONS

5.1      Communications. The provisions of clause 26 (Notices) of the Amended and Restated Loan Agreement shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

6         GOVERNING LAW AND JURISDICTION

6.1      Governing law. This Agreement shall be governed by and construed in accordance with the laws of England.

6.2      Jurisdiction. The provisions of clauses 28.2 to 28.6 of the Loan Agreement shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

6.3      Counterparts. This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

AS WITNESS the hands of the duly authorised officers or attorneys of the parties the day and year first above written.

3

SCHEDULE 1

AMENDED AND RESTATED LOAN AGREEMENT

4

AEGEAN MARINE PETROLEUM S.A.
as Borrower

– and –

THE ROYAL BANK OF SCOTLAND PLC
as Lender

LOAN AGREEMENT
originally dated 24 September 2004
as amended and restated by a
First Amendment Agreement
dated 22 June 2005 and as further
amended and restated by a Second Amendment Agreement
dated [•] 2006

relating to
a US$50,000,000 (with Optional Currency provisions)
revolving credit and letter of credit issuance
and refinancing facility

WATSON, FARLEY & WILLIAMS LLP
London

INDEX

Clause		Page

1	INTERPRETATION	1

2	FACILITY	10

3	UTILISATION	11

4	SELECTION OF OPTIONAL CURRENCIES FOR L/CS	14

5	AMOUNT OF OPTIONAL CURRENCIES	14

6	CONDITIONS PRECEDENT	15

7	INTEREST	15

8	INTEREST PERIODS	16

9	DEFAULT INTEREST	16

10	REDUCTION OF LETTERS OF CREDIT	17

11	SETTLEMENT OF LETTERS OF CREDIT	17

12	INDEMNITY OF THE BORROWER	18

13	REPAYMENT, PREPAYMENT AND CANCELLATION	21

14	REPRESENTATIONS AND WARRANTIES	22

15	UNDERTAKINGS	24

16	PAYMENTS AND CALCULATIONS	26

17	EVENTS OF DEFAULT	28

18	FEES AND EXPENSES	32

19	INDEMNITIES	33

20	NO SET-OFF OR TAX DEDUCTION	35

21	ILLEGALITY, ETC	35

22	INCREASED COSTS	36

23	SET-OFF	37

24	TRANSFERS AND CHANGES IN FACILITY OFFICES	37

25	VARIATIONS AND WAIVERS	38

26	NOTICES	39

27	SUPPLEMENTAL	40

THIS REVOLVING CREDIT AGREEMENT is made on 24 September 2004 as amended and restated by a First Amendment Agreement dated 22 June 2005 and as further amended and restated by a Second Amendment Agreement dated [•] 2006.

BETWEEN

(3)       AEGEAN MARINE PETROLEUM S.A., a corporation incorporated in Liberia and acting through its branch at 42 Hatzikyriakou Street, 185 38 Piraeus, Greece (the “Borrower”); and

(4)       THE ROYAL BANK OF SCOTLAND PLC, a company incorporated in Scotland and acting through its office at 5th Floor, 135, Bishopsgate, London EC2M 3UR (together with its successors and assigns, the “Lender”).

WHEREAS

(A)      By a loan agreement dated 24 September 2004 as amended and restated by the First Amendment Agreement (as defined in Clause 1.1) and made between (i) the Borrower and (ii) the Lender (as so amended and restated the “Loan Agreement”) the Lender has agreed to make available to the Borrower a revolving credit facility of up to US$25,000,000 (with Optional Currency provisions) for the purpose of purchasing and transporting fuel cargoes and payment of other expenses incidental to the supply of bunkers and lubricants to customers.

(B)      By the Second Amendment Agreement (as defined in Clause 1.1), the Borrower and the Lender have agreed to make certain amendments to the Loan Agreement.

(C)      This Agreement sets out the terms and conditions of the Loan Agreement as amended and restated by the Second Amendment Agreement.

IT IS AGREED as follows:

1         INTERPRETATION

1.1      Definitions. Subject to Clause 1.4, in this Agreement:

“Account Security Document” means the account security document in the form set out in Appendix B;

“Account Security Document Supplement” means a document supplemental to the Account Security Document in a form acceptable to the Lender and entered into by the Borrower on or about the same date as the Second Amendment Agreement;

“Additional Account Security Document” means the account security document in the form set out in Appendix C;

“Additional Account Security Document Supplement” means a document supplemental to the Additional Account Security Document in a form acceptable to the Lender and entered into by the Borrower on or about the same date as the Second Amendment Agreement;

“Administration Notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person before, or in connection with, the appointment of an administrator;

“Advance” means the principal amount of each borrowing by the Borrower under this Agreement, whether by way of:

(a)       a borrowing under Clauses 3.9 to 3.12; or

(b)      a borrowing under Clause 11.2(b);

“Aggregate Liabilities” means, at any time, the aggregate of the Loan and the Outstandings;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)       the date falling 1 month before the Termination Date (or such later date as the Lender may agree with the Borrower); or

(b)      if earlier, the date on which the Lender’s obligation to make the Facility available is fully cancelled or terminated;

“Available Commitment” means, at any time, the Commitment less the amount of the Aggregate Liabilities at that time;

“Beneficiary” means, in relation to an L/C, the person in whose favour the L/C has been issued under this Agreement;

“Business Day” means a day on which banks are open in London and Greece and, in respect of a day on which payment is required to be made or other dealing is due to take place under this Agreement:

(a)       in Dollars, a day on which banks are open in New York City;

(b)      in an Optional Currency (other than Euros), a day on which banks are open in New York City and the principal financial centre of the country of that Optional Currency; and

(c)       in Euros, a Target Day;

“Cash Collateral Account” means an account in the name of the Borrower with the Lender at its branch at 45 Akti Miaouli, 185 10 Piraeus, Greece, designated “RBS re Aegean Marine Petroleum S.A. : Cash Collateral Account - RBS 575595”, or any other account (with that or another office of the Lender or with a bank or financial institution other than the Lender) designated by the Lender as the Cash Collateral Account for the purposes of this Agreement;

“Commitment” means $50,000,000 or its equivalent in an Optional Currency or Optional Currencies at any time, as such amount may be reduced, cancelled or terminated in accordance with this Agreement;

“Contractual Currency” has the meaning given in Clause 19.4;

“Customer” means each person from whom Receivables are due;

“Current Account” means an account in the name of the Borrower with the Lender at its branch at 45 Akti Miaouli, 185 36 Piraeus, Greece, designated “Aegean Marine Petroleum S.A. Current Account” or any other account (with that or another office of the Lender or with a bank or financial institution other than the Lender) designated by the Lender as the Current Account for the purposes of this Agreement;

“Deed of Assignment” means the deed of assignment in the form set out in Appendix A;

“Direct Credit Substitute” means a letter of credit or bank guarantee issued or to be issued by the Lender in favour of a Beneficiary in such form as is agreed between the Lender and the Borrower which is required by the Borrower in the ordinary course of the Borrower’s business and which is neither a Documentary L/C nor a Transaction Related Standby L/C;

“Documentary L/C” means a letter of credit issued or to be issued by the Lender in favour of a Beneficiary in such form as is agreed between the Lender and the Borrower which directly relates to the purchase of Oil Products by the Borrower and which imposes on the Lender a primary obligation to pay upon presentation of specified documents as specified in such letter of credit;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“EMU Legislation” means legislative measures of the Council of the European Union for the introduction of, changeover to, or operation of, a single or unified European Currency being part of the implementation of the Third Stage;

“EURIBOR” means, for any relevant period in the case of an amount outstanding hereunder in Euros, the rate per annum at which the Lender offers deposits in Euros to leading banks in the European Interbank Market at or about 11.00 a.m. (Brussels time) on the Quotation Date for that period for a period equal to that period and for delivery on the first Business Day of it;

“Euro” and “Euros” means, for the time being, the single currency of Participating Member States as provided in the EMU Legislations;

“Event of Default” means any of the events or circumstances described in Clause 17.1;

“Expiry Date” means, in relation to an L/C, the expiry date specified in the Utilisation Notice relating thereto and initially applicable or, as the context may require, any extended expiry date requested and agreed to by the Lender pursuant to Clause 3.8 provided that in no circumstances shall the expiry date of an L/C be a date falling after the Termination Date;

“Facility Reset Date” has the meaning given in Clause 3.2;

“Facility” means the facility granted pursuant to Clause 2.1;

“Facility Period” means the period commencing on the date of this Agreement and ending on the date on which the Lender notifies the Borrower that:

(a)                    all amounts which have become due for payment by the Borrower under this Agreement and the Security Documents have been paid;

(b)                   no amount is owing or has accrued (without yet having become due for payment) under this Agreement or the Security Documents;

(c)                    there are no Outstandings;

(d)                   the Borrower has no future or contingent liability under Clauses 18, 19, or 20 or any other provision of this Agreement or the Security Documents; and

(e)                    the Lender does not consider that there is a significant risk that any payment or transaction under this Agreement or the Security Documents would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or in any present or possible future proceeding relating to this Agreement or the Security Documents;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)                    for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)                   under any loan stock, bond, note or other security issued by the debtor;

(c)                    under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)                   under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)                    under any foreign exchange transaction, interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)                      under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

“First Amendment Agreement” means the amendment agreement dated 22 June 2005 and made between (i) the Borrower and (ii) the Lender;

“Guarantee” means the guarantee provided by the Guarantor to the Lender in respect of the Facility, as previously amended and as amended by the Guarantee Side Letter;

“Guarantee Side Letter” means a letter in a form acceptable to the Lender and provided by the Guarantor to the Lender on or about the same date as the Second Amendment Agreement in order to amend the Guarantee as set out therein;

“Guarantor” means Mr Dimitris Melissanidis, holder of Greek identification card number X092475, of 42 Hatzikyriakou Street, 18538 Piraeus, Greece;

“Interest Period” means a period determined in accordance with Clause 8;

“Letter of Credit” or “L/C” means:

(a)                    a Documentary L/C; or

(b)                   a Transaction Related Standby L/C; or

(c)                    a Direct Credit Substitute;

“L/C Issue Request” means, in relation to an L/C, a notice in the form of Schedule 1 Part B (or in any other form which the Lender approves or reasonably requires);

“L/C Valuation Date” has the meaning given to that term in Clause 5.1;

“LIBOR” means, for an Interest Period or any other relevant period in the case of an amount outstanding hereunder in Dollars or in an Optional Current (other than Euros), the rate per annum at which the Lender offers deposits in Dollars or the relevant Optional

Currency to leading banks in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period or other period for a period equal to that Interest Period or other period and for delivery on the first Business Day of it;

“Loan” means the aggregate principal amount for the time being of all Advances outstanding under this Agreement;

“Mandatory Cost Rate” means, in relation to the Loan or any overdue amount referred to in Clause 9:

(d)                   the additional rate of interest calculated in accordance with the provisions of Schedule 3; and

(e)                    the cost calculated as a percentage rate per annum incurred by the Lender as a result of compliance with any applicable regulatory or central bank requirements, including any reserve costs imposed by the European Central Bank or the European System of Central Banks;

“Margin” means 1.125 per cent. per annum;

“Oil Products” means oil bunkering products and lubricants used in the maritime industry;

“Optional Currency” means the Euro and any other currency (other than Dollars) which is acceptable to the Lender and is, for the time being, freely transferable and convertible into Dollars in the London Foreign Exchange Market;

“Optional Currency L/C” means an L/C denominated in an Optional Currency;

“Original Dollar Amount” means, in relation to an L/C, the amount in Dollars which is, or is to be, outstanding (if denominated in Dollars) or (if denominated in an Optional Currency) the amount in Dollars which would have been outstanding if such L/C had first been issued and had remained denominated in Dollars, reduced from time to time by reductions of such L/C under this Agreement;

“Outstanding L/C Amount” means, in relation to an L/C, the maximum amount for which such L/C was issued and, in relation to an Optional Currency L/C, the amount in Dollars last determined as the Outstanding L/C Amount in accordance with Clause 5.2, in each case less the aggregate amount of all reductions to such L/C which have been made in accordance with the provisions of Clause 10;

“Outstandings” means, at any time, the aggregate of the Outstanding L/C Amounts;

“Participating Member State” means each state so described in any EMU Legislation;

“Payment Currency” has the meaning given in Clause 19.4;

“Pertinent Jurisdiction”, in relation to a company, means:

(a)                    England and Wales;

(b)                   the country under the laws of which the company is incorporated or formed;

(c)                    a country in which the company’s central management and control is or has recently been exercised;

(d)                   a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)                     a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)                       a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Lender and/or the satisfaction of any other condition, would constitute an Event of Default;

“Qualifying Receivables” means Receivables which, at the relevant time:

(f)                       have been assigned to the Lender pursuant to the Deed of Assignment;

(c)                     have been included in a Schedule of Receivables (or a schedule of Receivables delivered pursuant to clause 15.14) submitted, together with the copies of documents, receipt(s) and invoice(s) relating to such Receivables required to be submitted pursuant to Clause 3.1, to the Lender pursuant to Clause 6.1 (c) and:

(d)     (i)                             in the case of Receivables due in respect of lubricants, are payable within 60 days of the date of the relevant receipt and are not overdue for payment; and

(ii)                    in the case of Receivables due in respect of oil bunkering, are payable within 30 days of the date of the relevant receipt and are not overdue for payment by more than 15 days;

“Quotation Date means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document):

(a)                     in the case of deposits in Dollars or an Optional Currency (other than Euros), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the relevant currency to which such rate is to be determined for delivery on the first day of that Interest Period or other period; and

(b)                    in the case of deposits in Euros, the Target Day on which quotations would ordinarily be given by leading banks in the European Interbank Market for deposits in Euros for delivery on the first day of that Interest Period or other period;

“Receivables” means sums due and owing by Customers to the Borrower in respect of oil bunkering and/or lubricant sales;

“Reference Rate” means:

(a)                     in relation to Advances, and to any amount outstanding hereunder and denominated in Dollars or in an Optional Currency (other than Euros), LIBOR; and

(b)                    in relation to Advances, and to any amount outstanding hereunder and denominated in Euros, EURIBOR;

“Renewal Date” means the date which is the first anniversary of the Effective Date (as defined in the Second Amendment Agreement), and thereafter each subsequent anniversary of such date;

“Schedule of Receivables” means a Schedule in the form of the Schedule to the Deed of Assignment (or in such other form as the Lender may approve) and submitted or to be submitted to the Lender pursuant to Clause 3.1;

“Second Amendment Agreement” means the amendment agreement dated [•] 2006 and made between (i) the Borrower and (ii) the Lender;

“Security Documents” means:

(g)                   the Deed of Assignment;

(h)                   any Schedule of Receivables (and any schedule of Receivables delivered pursuant to Clause 15.14);

(i)                       the Account Security Document;

(j)                       the Additional Account Security Document;

(k)                    the Guarantee, as amended by the Guarantee Side Letter; and

(1)                    any other documents designated as such by the parties hereto;

“Security Interest” means:

(a)                    a mortgage, charge (whether fixed or floating), pledge, lien or any other security interest of any kind; and

(b)                   any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (b) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Settlement Amount” means, in relation to each demand made under an L/C, the amount payable by the Lender to the Beneficiary in respect of such demand, in Dollars or, in the case of an L/C issued in an Optional Currency, in such Optional Currency;

“Settlement Date” means, in relation to each demand made under an L/C, the date on which payment of the Settlement Amount is due to the Beneficiary in respect of the demand;

“Target Day” means a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer System is open;

“Termination Date” means the date on which the Facility terminates in accordance with Clause 2.3;

“Third Stage” means the third stage of European economic and monetary union pursuant to the Treaty on European Union;

“Transaction Related Standby L/C” means a letter of credit or bank guarantee issued or to be issued by the Lender in favour of a Beneficiary in such form as is agreed between the Lender and the Borrower which relates directly to the purchase of Oil Products by the

Borrower and which imposes on the Lender an obligation to pay (a) only upon default in payment by the Borrower under its contract with the supplier of such Oil Products and (b) upon presentation of specified documents as specified in such letter of credit or bank guarantee;

“Treaty on European Union” means the Treaty of Rome of 25 March 1957, as amended by the Single European Act 1986 and the Maastricht Treaty of 7 February 1992;

“Utilisation” means any utilisation of the Facility by the Borrower, whether by way of:

(m)                 the issue by the Lender of an L/C; or

(e)                    the making by the Lender of an Advance;

“Utilisation Date” means, in relation to each Utilisation, the date requested by the Borrower for the Utilisation to be made or (as the context requires) the date on which the Utilisation is actually made; and

“Utilisation Notice” means a notice in the form set out in Schedule 1 Part A or Part B (as relevant) or in any other form which the Lender approves or reasonably requires.

1.2                  Construction of certain terms. In this Agreement, a reference to:

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“claims” and “losses” includes:

(a)                    any claim or demand, including any in the nature of or asserted as a total or partial defence, abatement, set-off or counterclaim;

(b)                   any legal or administrative action; and

(c)                    any loss, liability or expense,

including (in all cases covered by paragraphs (a), (b) or (c)) any item which relates to tax and any item the amount or final amount of which remains open or unknown;

“company” includes any partnership, joint venture and unincorporated association;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“date of this Agreement” means the date on which this Agreement comes into effect pursuant to the Second Amendment Agreement;

“demand” includes any requirement to make payment in accordance with the terms of an L/C;

“document” includes a deed; also a letter, fax or telex;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses and cost of business class travel) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation, directive or decision of the Council of the European Union or the European Commission;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise, and where any person is under an obligation to guarantee a liability, or to indemnify or hold another person harmless in respect of it, such obligations shall exist notwithstanding that the relevant liability has not been paid or discharged by the person entitled to or claiming the benefit of the guarantee, indemnity or hold harmless obligation as the case may be;

“months” shall be construed in accordance with Clause 1.3;

“official consent” and “official requirement” shall include respectively:

(a)                    any consent, authorisation or clearance; and

(b)                   any requirement, directive, request, guideline or notice (whether general or specific and whether or not having the force of law);

of or issued by any fiscal, monetary or banking authority or any other governmental, official or public authority of any kind, including the Council of the European Union or the European Commission; and “official requirement” also includes a resolution of the United Nations or of its Security Council;

“person” includes any company, any state, political sub-division of a state and local or municipal authority and any international organisation;

“regulation” includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or the Security Documents (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person; and

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine.

1.3                  Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month in which the period started (“the numerically corresponding day”), but:

(a)                     on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)                    on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4                  General interpretation. In this Agreement:

(a)                     references to, or to a provision of, this Agreement, the Security Documents or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)                    references to, or to a provision of, any law include any amendment, extension, reenactment or replacement, whether made before the date of this Agreement or otherwise;

(c)                     words denoting the singular number shall include the plural and vice versa;

(d)                    Clauses 1.1 to 1.3 and the foregoing provisions of this Clause 1.4 apply unless the contrary intention appears; and

(e)                     references in Clause 1.1 to a document being in the form of a particular Appendix include references to that form with any modifications to that form which the Lender approves or reasonably requires.

1.5                  Headings. In interpreting this Agreement or the Security Documents, all clause, sub-clause and other headings in this Agreement or the Security Documents shall be entirely disregarded.

1.6                  Exclusion of restrictive principles of interpretation. Any principle requiring any provision of this Agreement or the Security Documents (including this Clause 1.6) to be construed narrowly or against the Lender is excluded.

1.7                  Meaning of “subsidiary” and “holding company”. A company (S) is a subsidiary of another company (P) if:

(a)                     a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)                    P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)                     P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)                    P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a holding company of S.

2                            FACILITY

2.1                  Amount of Facility. Subject to the other provisions of this Agreement, the Lender shall make a revolving credit and letter of credit issuance and refinancing facility not exceeding $50,000,000 or the equivalent thereof in Optional Currencies available to the Borrower for the Availability Period.

2.2                  Purpose of Facility. The Borrower undertakes with the Lender to use each Utilisation only for the purpose stated in the preamble to this Agreement.

2.3                  Termination. Unless renewed in accordance with Clause 2.4, the Facility shall terminate on the next Renewal Date.

2.4                  Renewal. If the Lender shall have received at least 45 Business Days’ prior written notice from the Borrower requesting renewal of the Facility, such notice to expire on the next Renewal Date, it shall give written notice to the Borrower no later than 5 Business Days prior to such Renewal Date either, at its sole and absolute discretion, agreeing to renew or rejecting the Borrower’s request for renewal. If the Lender agrees to renew, the Facility shall continue until the following Renewal Date.

2.5                  Increase in Facility. The Borrower may request that the Lender increase the amount of the Commitment by giving at least 45 Business Days’ prior written notice to the Lender, such notice to expire on the next Renewal Date, specifying the additional amount requested. The Lender shall give written notice to the Borrower no later than 5 Business Days prior to such Renewal Date either, at its sole and absolute discretion, agreeing to so increase the Commitment or rejecting the Borrower’s request.

3                            UTILISATION

3.1                  Submission of Schedule of Receivables. On each Facility Reset Date the Borrower shall submit to the Lender:

(a)                     a Schedule of Receivables duly executed as a deed by the Borrower and setting out details of Receivables in respect of which the Borrower may wish to submit Utilisation Notices, provided that:

(i)                       no more than 5 per cent. of the aggregate of all such Receivables set out in such Schedule of Receivables shall be due from any one Customer (except the United States Navy); and

(ii)                    such Receivables shall not have been contained in a Schedule of Receivables previously delivered under this Agreement;

(b)                    in respect of each Receivable contained in a Schedule of Receivables submitted to the Lender under Clause 3.1(a), a copy of the bunkering confirmation issued by the Borrower to the relevant Customer together with a copy of the Customer’s confirmation of such bunkering confirmation, together evidencing the contract entered into between the Borrower and the Customer in relation to such Receivable and complying with the following requirements:

(i)                       such bunkering confirmation when read together with the relevant Customer’s confirmation shall include, whether expressly or by incorporation, all the terms of such contract between the Borrower and the Customer;

(ii)                    in the case of Receivables relating to oil bunkers and/or lubricants supplied to the Customer by the Borrower or its employees, such bunkering confirmation when read together with the relevant Customer’s confirmation shall refer to and incorporate the Borrower’s standard terms and conditions;

(iii)                 in the case of Receivables relating to oil bunkers and/or lubricants supplied to the Customer by any parties other than the Borrower or its employees, such bunkering confirmation shall contain the following wording:

“AMP’s standard terms and conditions to apply, except as regards operational matters at the place of delivery, in relation to which supplier’s terms and conditions shall apply”;

(c)                     in respect of each Receivable contained in a Schedule of Receivables submitted to the Lender under Clause 3.1(a), a copy of the receipt for the oil bunkers and/or lubricants supplied (as relevant) complying with the following requirements:

(i)                       such receipt shall have been duly signed by the master or chief engineer on behalf of the vessel to which the Borrower has supplied such oil bunkers and/or lubricants (as relevant) as evidence of the relevant Customer’s irrevocable payment obligations, free from any rights of set-off or other deduction;

(ii)                    in the case of oil bunkering receipts or lubricant sales receipts issued by any parties other than the Borrower or its employees, such receipt shall:

(A)                 contain an express acknowledgement to the effect that the relevant third party has supplied the relevant Receivables to the Customer for and on behalf of the Borrower; and

(B)                   set out the number of the relevant bunkering confirmation to which such receipt relates;

(iii)                 in the case of oil bunkering receipts, such receipt shall be dated no more than 45 days before the relevant Utilisation Date and shall have a payment tenor of no more than 30 days;

(iv)                in the case of lubricant sales receipts, such receipt shall be dated no more than 60 days before the relevant Utilisation Date and shall have a payment tenor of no more than 60 days;

(d)                    for each copy of a receipt delivered under Clause 3.1(c), a certificate duly signed by an officer of the Borrower, certifying that the copy of the relevant receipt is true and up to date;

(e)                     for each copy of a receipt delivered under Clause 3.1(c), a carbon copy of the relevant invoice issued to the relevant Customer, complying with the following requirements:

(i)                       in the case of oil bunkering invoices, such invoice shall have a payment tenor of no more than 30 days as of the date of the relevant receipt; and

(ii)                    in the case of lubricant sales invoices, such invoice shall have a payment tenor of no more than 60 days as of the date of the relevant receipt.

3.2                  Facility Reset Date. The first Facility Reset Date shall be the date on which the Borrower delivers to the Lender the first Schedule of Receivables and each subsequent Facility Reset Date shall be the day (the “numerically corresponding day”) in each subsequent calendar month during the Availability Period numerically corresponding to the day in the relevant calendar month which was the first Facility Reset Date, but if the numerically corresponding day is not a Business Day, the subsequent Facility Reset Date shall be on the Business Day following the numerically corresponding day or, if there is no later Business Day in the same calendar month, the Business Day preceding the numerically corresponding day, but so that in the next following month the Facility Reset Date shall revert to the numerically corresponding day.

3.3                  Utilisation (L/C). Subject to the fulfilment of the conditions precedent contained in Clause 6 and the conditions contained in Clause 3.4, the Borrower may request a Utilisation to be made by way of issuance of an L/C by ensuring that the Lender receives a completed Utilisation Notice not later than 11.00 a.m. (Piraeus time) 2 Business Days prior to the intended Utilisation Date.

3.4                  Availability (L/C). The conditions referred to in Clause 3.3 are that:

(a)                     a Utilisation Date has to be a Business Day during the Availability Period;

(b)                    each L/C shall be denominated in Dollars or in an Optional Currency;

(c)                     the Original Dollar Amount of a Utilisation shall be not less than $1,000,000 (or such other amount as is agreed by the Lender) or such other amount as is available in accordance with Clause 3.4(d);

(d)                    subject to Clause 3.7, the aggregate of the Aggregate Liabilities and the Utilisation then to be made shall not exceed the lower of:

(i)                       the Commitment; and

(ii)                    the aggregate of:

(A)                 80 per cent. of the face value of the aggregate of all Qualifying Receivables which are included in the latest Schedule of Receivables submitted to the Lender pursuant to Clause 6.1(c); and

(B)                   the sum then standing to the credit of the Cash Collateral Account; and

(e)                     each L/C shall specify an Expiry Date and that Expiry Date shall be a date falling not later than the Termination Date.

3.5                  Utilisation Notice irrevocable (L/C). Each Utilisation Notice must be signed by a duly authorised signatory of the Borrower and, once served, the Utilisation Notice cannot be revoked without the prior consent of the Lender.

3.6                  Disbursement of Utilisation (L/C). Subject to the provisions of this Agreement, the Lender shall on each Utilisation Date issue the relevant L/C to the relevant Beneficiary.

3.7                  Weighting of Optional Currency L/Cs. For the purposes of Clauses 3.4(d), 3.8(d), 3.10(d), 13.2(c), 13.10(a)(ii) and 15.15, the Outstanding L/C Amount of each Optional Currency L/C and the Original Dollar Amount of any Utilisation consisting of an Optional Currency L/C shall be multiplied by 110%.

3.8                  Extension of Expiry Date. The Borrower may, by notice in writing to the Lender signed by a duly authorised signatory of the Borrower not later than 11.00 a.m. (Piraeus time) 5 Business Days prior to the Expiry Date of an L/C, request that such Expiry Date be extended. Subject to compliance with the following conditions:

(a)                     the extended Expiry Date shall be a date falling not later than the Termination Date;

(b)                    no Event of Default of Potential Event of Default has occurred and is continuing as at the date on which such extension is implemented;

(c)                     the representations and warranties in Clause 14.1 and those (if any) in the Security Documents would be true and not misleading if repeated on the date of the request for extension; and

(d)                    the Lender is satisfied that the test contained in Clause 3.4(d) would not then or in the future to be breached by reason of the requested extension,

the Lender shall agree to and implement such request by amending and re-issuing the relevant LC.

3.9                  Utilisation (Advance). Subject to the fulfilment of the conditions precedent contained in Clause 6 and the conditions contained in Clause 3.10, the Borrower may request a Utilisation to be made by way of the making of an Advance by ensuring that the Lender receives a completed Utilisation Notice not later than 11:00 a.m. (Piraeus time) 2 Business Days prior to the intended Utilisation Date.

3.10           Availability (Advance). The conditions referred to in Clause 3.9 are that:

(a)                     a Utilisation Date has to be a Business Day during the Availability Period;

(b)                    each Advance shall be denominated in Dollars;

(c)                     the amount of a Utilisation shall not be less than $2,500,000 (or such other amount as is agreed by the Lender) or such other amount as is available in accordance with Clause 3.4(d) as applied by Clause 3.10(d); and

(d)                    the test contained in Clause 3.4(d) would not be breached by giving effect to the requested Utilisation.

3.11           Utilisation Notice irrevocable (Advance). Each Utilisation Notice must be signed by a duly authorised signatory of the Borrower and, once served, the Utilisation Notice cannot be revoked without the prior consent of the Lender.

3.12           Disbursement of Utilisation (Advance). Subject to the provisions of this Agreement, the Lender shall on such Utilisation Date make the relevant Advance to the Borrower and payment to the Borrower of the Advance shall be made to the account which the Borrower specifies in the Utilisation Notice.

4                            SELECTION OF OPTIONAL CURRENCIES FOR L/CS

4.1                  Selection of Optional Currency. If an L/C is to be issued in an Optional Currency, the Borrower shall specify such Optional Currency in the relevant Utilisation Notice submitted in accordance with Clause 3.3.

4.2                  Failure to select. If the Borrower fails to specify an Optional Currency, it shall be deemed to have specified Dollars for the L/C concerned.

5                            AMOUNT OF OPTIONAL CURRENCIES

5.1                  Lender’s spot rate of exchange. In this Clause 5, the “Lender’s spot rate of exchange” means the Lender’s rate of exchange for the purchase in the London Foreign Exchange Market of the appropriate amount of the relevant Optional Currency with Dollars at or about 11.00 a.m. on, as the case may be, each Utilisation Date on which an Optional Currency L/C is to be issued or on which a previously issued Optional Currency L/C remains outstanding, the Settlement Date of an Optional Currency L/C and each Facility Reset Date, as relevant (each an “L/C Valuation Date”).

5.2                  Valuation of Optional Currency L/Cs. On each L/C Valuation Date the Lender shall determine:

(a)                     in the case of a Utilisation Date, the Outstanding L/C Amount of each Optional Currency L/C then outstanding or to be issued on that L/C Valuation Date;

(b)                    in the case of a Settlement Date, the Outstanding L/C Amount of each relevant Optional Currency L/C; and

(c)                     in the case of a Facility Reset Date, the Outstanding L/C Amount of each Optional Currency L/C then outstanding, by converting the amount of such L/C in the Optional Currency into Dollars on the basis of the Lender’s spot rate of exchange.

5.3                  Notification of rates and amounts. The Lender shall promptly notify the Borrower of the Lender’s spot rate of exchange (as to which the Lender’s determination shall, in the absence of manifest error, be conclusive) and of Outstanding L/C Amounts hereunder as soon as they are ascertained.

6         CONDITIONS PRECEDENT

6.1      Documents, fees and no default. The Lender’s obligation to make a Utilisation is subject to the following conditions precedent:

(a)       that, on or before the service of the first Utilisation Notice, the Lender receives the documents described in Schedule 2 in form and substance satisfactory to it and its lawyers;

(b)       that, on or before the service of the first Utilisation Notice, the Lender receives the arrangement fee referred to in Clause 18.1(a), all accrued commitment fees payable pursuant to Clause 18.1(d) and has received payment of the expenses referred to in Clause 18.2 if they have, prior thereto, been demanded;

(c)       that, on the Facility Reset Date immediately preceding each Utilisation Notice, the Lender received a Schedule of Receivables together with all other documentation required to be provided under Clause 3.1 complying in all respects with Clause 3.1;

(d)       that both at the date of each Utilisation Notice and at each Utilisation Date:

(i)        no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Advance or the issue of the L/C;

(ii)       the representations and warranties in Clause 14.1 and those (if any) in the Security Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(e)       that the Lender has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with this Agreement or the Security Documents which the Lender may request by notice to the Borrower prior to the relevant Utilisation Date.

6.2      Waivers of conditions precedent. If the Lender, at its discretion, permits a Utilisation to be made before certain of the conditions referred to in Clause 6.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the Utilisation Date (or such longer period as the Lender may specify).

7         INTEREST

7.1      Payment of normal interest. Subject to the provisions of this Agreement, interest on:

(a)       each Advance; and

(b)       the Loan,

shall be paid by the Borrower on the Facility Reset Date in respect of (i) the Interest Period in respect of such Advance or the Loan ending on that Facility Reset Date and (ii) each other Interest Period (if any) in respect of such Advance or the Loan commencing on or after the immediately preceding Facility Reset Date.

7.2      Normal Rate of Interest. Subject to the provisions of this Agreement, the rate of interest on:

(a)       each Advance; and

(b)       the Loan,

in each case in respect of each Interest Period applicable to it, shall be the aggregate of the Margin, the Reference Rate and the Mandatory Cost Rate for that Interest Period.

8         INTEREST PERIODS

8.1      Commencement of Interest Periods.

(a)       The first Interest Period in respect of each Advance shall commence on the relevant Utilisation Date or, in the case of an Advance pursuant to Clause 11.2(b), on the relevant Settlement Date and shall end:

(i)        on the same day as the then current Interest Period in respect of the Loan (excluding such Advance); or

(ii)       if such Advance is the only Advance then outstanding, on the last day of the Interest Period determined under Clause 8.2.

(b)       On the expiry of the first Interest Period in respect of each Advance, such Advance shall be amalgamated with the Loan (excluding such Advance) for the purposes of calculation of interest and determination of Interest Periods.

(c)       Each subsequent Interest Period shall commence on the expiry of the previous Interest Period.

8.2      Duration of Interest Periods. Subject to Clause 8.3, each Interest Period in respect of an Advance or, as the case may be, the Loan (excluding such Advance) shall be one week or one month as selected by the Lender and notified by it to the Borrower not later than 2 Business Days after the commencement of each Interest Period, provided that, if a Facility Reset Date would otherwise occur during an Interest Period, such Interest Period shall be the period commencing on the expiry of the previous Interest Period and ending on such Facility Reset Date.

8.3      No Interest Period to extend beyond Termination Date. No Interest Period shall end after the Termination Date and any Interest Period which would otherwise extend beyond the Termination Date shall instead end on the Termination Date.

9         DEFAULT INTEREST

9.1      Payment of default interest on overdue amounts. The Borrower shall pay interest in accordance with the following provisions of this Clause 9 on any amount payable by the Borrower under this Agreement which the Lender does not receive on or before the relevant date, that is:

(a)       the date on which this Agreement provides that such amount is due for payment; or

(b)       where this Agreement provides that such amount is payable on demand, the date on which the demand is served; or

(c)       if such amount has become immediately due and payable under Clause 17.4, the date on which it became immediately due and payable.

9.2      Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Lender to be 2 per cent. above:

(a)       in the case of an overdue amount of principal, the higher of the rates set out at paragraphs (a) and (b) of Clause 9.3; or

(b)       in the case of any other overdue amount, the rate set out at paragraph (b) of Clause 9.3.

9.3      Calculation of default rate of interest. The rates referred to in Clause 9.2 are:

(a)       the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)       the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Lender may select from time to time:

(i)        the Reference Rate and the Mandatory Cost Rate; or

(ii)       if the Lender determines that deposits of Dollars or, as the case may be, the relevant Optional Currency for any such period are not being made available to it by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Lender by reference to the cost of funds to it from such other sources as the Lender may from time to time determine plus the Mandatory Cost Rate.

9.4      Notification of interest periods and default rates. The Lender shall promptly notify the Borrower of each interest rate determined by it under Clause 9.3 and of each period selected by it for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Lender’s notification.

9.5      Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined.

9.6      Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

10       REDUCTION OF LETTERS OF CREDIT

10.1    Reduction of Outstanding L/C Amounts. The Outstanding L/C Amount of an L/C shall not be treated as reduced for the purposes of this Agreement unless and until:

(a)       the Lender has received a written confirmation from the Beneficiary of such L/C of the amount of such reduction; or

(b)       the Lender has notified the Borrower in writing that (notwithstanding the absence of a written confirmation from the Beneficiary of such L/C) it is satisfied that its liability under the L/C has been irrevocably reduced or discharged; or

(c)       the amount of the L/C irrevocably and unconditionally reduces in accordance with its terms; or

(d)       the expiry date of the L/C elapses and the Lender has notified the Borrower in writing that it is satisfied that no claim or demand has been made, or may thereafter be made, under the L/C.

10.2    Reduction of Outstandings. If the Outstanding L/C Amount of an L/C has been reduced pursuant to Clause 10.1 above, the Outstandings shall be reduced by an equal amount.

11       SETTLEMENT OF LETTERS OF CREDIT

11.1    Notification of Settlement Amounts. The Lender shall, immediately after receiving a demand from, or after being notified by, a Beneficiary that it is required to make payment under an L/C, notify the Borrower that such payment is due and of the Settlement Amount and the Settlement Date.

11.2    Borrower’s settlement. The Borrower shall immediately after notification from the Lender under Clause 11.1, notify the Lender:

(a)       that it will reimburse the Settlement Amount, whereupon it shall pay to the Lender on the Settlement Date the Settlement Amount in Dollars or, if the relevant L/C was issued in an Optional Currency, in such Optional Currency; or

(b)       that it wishes to refinance the Settlement Amount, whereupon, subject to the satisfaction of the conditions precedent contained in Clause 3.4(d) (as applied by Clause 3.10(d)) and Clause 6.1(d)(i) and (ii), the Lender shall be deemed to have made an Advance to the Borrower on the Settlement Date in Dollars in the principal amount equal to:

(i)        such Settlement Amount (in the case of an L/C issued in Dollars); or

(ii)       such Settlement Amount converted into Dollars on the basis of the Lender’s spot rate of exchange on such Settlement Date (in the case of an L/C issued in an Optional Currency).

11.3    Borrower’s failure to settle. If the Borrower fails to notify the Lender on or prior to the Settlement Date pursuant to Clause 11.2, the Borrower shall be deemed to have delivered a notice in accordance with Clause 11.2(b) provided that if the conditions precedent referred to in Clause 11.2(b) are not satisfied the foregoing provisions of this Clause 11.3 shall not apply and the Borrower shall be obliged to reimburse the Settlement Amount on the Settlement Date in accordance with Clause 11.2(a).

12       INDEMNITY OF THE BORROWER

12.1    Borrower’s undertaking to indemnify. The Borrower agrees that it shall:

(a)       pay to the Lender upon demand by the Lender an amount equal to each amount paid by the Lender to a Beneficiary under any L/C and which is not:

(i)        otherwise fully reimbursed, paid or repaid by the Borrower under this Agreement; or

(ii)       refinanced in accordance with Clause 11.2(b);

(b)       indemnify, as a principal and independent debtor, the Lender on demand against all actions, claims, demands, liabilities, costs, losses, damages and expenses incurred, suffered or sustained or any penalty or other expenditure which may result or which the Lender may incur, suffer or sustain in connection with or arising out of or in relation to any L/C Obligations and/or the payment under or other performance of an L/C.

12.2    Letter of Credit payments. The Borrower:

(a)       irrevocably authorises the Lender to make any payment demanded from it pursuant to an L/C if that demand is made in accordance with its terms;

(b)       accepts that any demand for payment made by the Beneficiary pursuant to an L/C and which is made in accordance with its terms shall be conclusive evidence that the Lender was liable to make payment under that L/C and any payment which the Lender makes pursuant to any such demand shall be accepted by the Borrower as binding upon the Borrower; and

(c)       acknowledges and agrees that the Lender shall not in any circumstances whatsoever be liable to the Borrower in respect of any loss or damage suffered by the Borrower by reason of the Lender making a payment to the Beneficiary in connection with any payment demanded under an L/C.

12.3    Continuing indemnities. The liabilities and obligations of the Borrower under the indemnities set out in Clause 12.1 shall remain in force as a continuing security until:

(a)       the full, prompt and complete performance of all the terms of such indemnities including the proper and valid payment of all amounts that may become due to the Lender under this Clause 12.3; and

(b)       subject to Clause 12.4, an absolute discharge or release of the Borrower signed by the Lender;

and accordingly the Borrower shall not have, as regards those indemnities, any of the rights or defences of a surety.

12.4    Discharges. Any such discharge or release referred to in Clause 12.3, and any composition or arrangement which the Borrower may effect with the Lender, shall be deemed to be made subject to the condition that it will be void if any payment or security which the Lender may previously have received or may thereafter receive is set aside under any applicable law or proves to have been for any reason invalid.

12.5    No impairment. Without limiting the generality of Clauses 12.3 and 12.4, the Borrower shall neither be discharged from any of its liabilities or obligations under Clause 12.1 by, nor have any claim against the Lender in respect of:

(a)       any misrepresentation or non-disclosure respecting the affairs or condition of the Lender made to the Borrower by any person; or

(b)       a Beneficiary and/or the Lender releasing or granting any time or any indulgence whatsoever or making any settlement, composition or arrangement with the Borrower, a Beneficiary, the Guarantor or any other person; or

(c)       a Beneficiary and/or the Lender asserting or pursuing, failing or neglecting to assert or pursue, or delaying in asserting or pursuing, or waiving, any of their rights or remedies against the Borrower, a Beneficiary, the Guarantor or any other person; or

(d)       a Beneficiary and/or the Lender and/or the Borrower, with the consent of the Borrower (or with or without the consent of the Borrower in the case of any variation agreed between a Beneficiary and the Borrower or the person whose obligations are guaranteed thereby), making, whether expressly or by conduct, any variation to any L/C Obligations or an L/C; or

(e)       a Beneficiary and/or the Lender and/or the Borrower:

(i)        taking, accepting, varying, dealing with, enforcing, abstaining from enforcing, surrendering or releasing any security in relation to a Beneficiary or the Lender or the Borrower or any other person in such manner as it or they think fit; or

(ii)       claiming, proving for, accepting or transferring any payment in respect of the obligations and liabilities of the Borrower and/or a Beneficiary relative to any L/C Obligations or under this Agreement in any composition by, or winding up of, the Borrower and/or any third party or abstaining from so claiming, proving, accepting or transferring; or

(f)        any assignment or transfer by a Beneficiary of, or any succession to, any of its rights relative to any L/C Obligations or an L/C.

12.6    Provision of cash collateral security. Forthwith upon, or at any time following:

(a)       the occurrence of an Event of Default; or

(b)       the service of a notice under Clause 21.1,

then in any such circumstances the Lender shall be entitled (but not obliged) to demand payment by the Borrower of, and the Borrower forthwith upon such demand shall pay to the Lender for credit to the Cash Collateral Account, such amount as shall be the aggregate of:

(i)        any Settlement Amount then due from the Borrower to the Lender but not settled in accordance with Clause 11.2(a); and

(ii)       the Outstandings.

Such payment shall be made:

(A)      in Dollars, in the case of any Settlement Amount and the Outstandings; and

(B)      in the relevant Optional Currency, in the case of any Settlement Amount which is outstanding in an Optional Currency.

12.7    Application of cash collateral security. Moneys received by the Lender pursuant to Clause 12.6 shall be applied (as between the Borrower on the one hand and the Lender on the other) in the following manner:

(a)       first, in or towards payment of any Settlement Amount then due from the Borrower to the Lender pursuant to Clause 11.2(a) and not reimbursed;

(b)       secondly, in payment to the Lender for application from time to time by it (and the Borrower hereby irrevocably authorises the Lender so to apply any such moneys) in or towards payment of, or reimbursement to the Lender for, any amount which the Lender shall or may at any time and from time to time thereafter pay or be or become liable to pay to a Beneficiary under or pursuant to or in connection with an L/C (including any amount payable under Clause 12.8); and

(c)       thirdly, in or towards payment of all other sums which may be owing to the Lender under or in connection with an L/C.

12.8    Negotiation with Beneficiaries after Event of Default. The Borrower:

(a)       irrevocably authorises the Lender to negotiate with any Beneficiary at any time after the occurrence of any Event of Default or Potential Event of Default with a view to arranging for the prepayment by the Lender, for the account of the Borrower of any L/C Obligations; and

(b)       agrees that at any time after the occurrence of any Event of Default or Potential Event of Default the Lender shall be entitled (but not, so far as the Borrower is concerned, bound) to pay to a Beneficiary, in such manner and upon such terms as the Lender and the Beneficiary shall agree, any L/C Obligations.

13       REPAYMENT, PREPAYMENT AND CANCELLATION

13.1    Repayment of Loan. The Loan shall be repaid as provided in Clauses 13.2, 13.3 and 13.4.

13.2    Application of the Cash Collateral Account. On each Facility Reset Date the Lender shall apply the whole of the amount standing to the credit of the Cash Collateral Account (excluding any amounts resulting from a payment under Clause 12.6):

(a)       FIRST: in or towards repayment of the Loan and payment of interest on the Loan due on such Facility Reset Date as provided in Clause 7.1;

(b)       SECONDLY: in or towards satisfaction of any other amounts then due and payable under this Agreement in such order of application and/or such proportions as the Lender may specify by notice to the Borrower;

(c)       THIRDLY: if, subject to Clause 3.7, on such Facility Reset Date Outstandings exceed 80 per cent. of the Qualifying Receivables, in retention of such amount as is necessary so as to ensure that the Outstandings do not exceed 80 per cent. of the Qualifying Receivables; and

(d)       FOURTHLY: any surplus shall be paid to the Borrower.

13.3    Further repayment provisions. If on any Facility Reset Date the amount applied in accordance with Clause 13.2:

(a)       is insufficient to repay the Loan in its entirety, the Borrower shall on such Facility Reset Date repay the whole of the then outstanding balance of the Loan; and

(b)       is insufficient to ensure that on such Facility Reset Date the Outstandings do not exceed 80 per cent. of the Qualifying Receivables, the Borrower shall on such Facility Reset Date pay such amount into the Cash Collateral Account as is necessary to ensure that the Outstandings do not exceed 80 per cent. of the Qualifying Receivables.

13.4    Payments on Termination Date. On the Termination Date, the Borrower shall repay the Loan and pay to the Lender all other sums then accrued or owing under this Agreement.

13.5    Voluntary prepayment. Subject to the following conditions, the Borrower may prepay the whole or part of an Advance.

13.6    Conditions for voluntary prepayment. The conditions referred to in Clause 13.5 are:

(a)       that the Lender has received from the Borrower at least 5 days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made;

(b)       that the amount to be prepaid shall be a minimum of US$5,000,000 (or such other amount as is agreed by the Lender); and

(c)       that the Borrower has provided evidence satisfactory to the Lender that any official consent required by the Borrower in connection with the prepayment has been obtained and remains in force, and that any official requirement relevant to this Agreement which affects the Borrower has been complied with.

13.7    Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Lender and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

13.8    Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 19 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clauses 19.1(b) and 19.2 but without premium or penalty.

13.9    Reborrowing permitted. Subject to the terms of this Agreement, any amount repaid or prepaid may be re-borrowed, provided that following a prepayment under this Clause 13 the Borrower may not submit a Utilisation Notice before the next following Facility Reset Date.

13.10 Withdrawal of surplus from Cash Collateral Account. The Borrower may at any time during the Facility Period by giving 2 Business Days’ prior written notice to the Lender request that the Lender pay an amount equal to or more than $100,000 from the Cash Collateral Account to such account as the Borrower may specify in such notice, and the Lender shall act in accordance with such request provided that:

(a)       the amount retained in the Cash Collateral Account after such payment shall be sufficient:

(i)        to enable the Lender to apply any amounts required to be applied on the next Facility Reset Date in accordance with Clauses 13.2(a) to 13.2(c); and

(ii)       to ensure that, subject to Clause 3.7, at such time the Aggregate Liabilities do not exceed 80 per cent. of the sum of the Qualifying Receivables and the amount retained in the Cash Collateral Account; and

(b)       no Event of Default or Potential Event of Default has then occurred and is continuing.

13.11 Cancellation. The Borrower may at any time during the Facility Period by giving not less than 5 Business Days prior written notice to the Lender (which shall be irrevocable) cancel the Facility on the following terms and conditions:

(a)       a cancellation of the Facility pursuant to this Clause 13.11 may only occur if the Facility is to be refinanced in connection with an initial public offering of shares in the Borrower’s parent company, Aegean Marine Petroleum Network Inc.;

(b)       all Advances shall be prepaid on the date notified by the Borrower as the date of cancellation and Clause 13.8 shall apply to such prepayment;

(c)       if the Lender (which, for the avoidance of doubt, shall in this context include the Piraeus branch of The Royal Bank of Scotland plc) provides the refinancing facility, arrangements satisfactory to the Lender have been made for all Letters of Credit outstanding as at the date of cancellation to be made subject to the terms of the refinancing facility; and

(d)       if the Lender (which, for the avoidance of doubt, shall in this context include the Piraeus branch of The Royal Bank of Scotland plc) does not provide the refinancing facility, arrangements satisfactory to the Lender have been made for all Letters of Credit outstanding as at the date of cancellation to be fully secured by cash.

14       REPRESENTATIONS AND WARRANTIES

14.1    General. The Borrower represents and warrants to the Lender as follows.

14.2    Status. The Borrower is duly incorporated and validly existing and in good standing under the laws of Liberia.

14.3    Corporate power. The Borrower has the corporate capacity, and has taken all corporate action and obtained all official consents necessary for it:

(a)       to execute this Agreement and the Security Documents;

(b)       to borrow under this Agreement and to make all the payments contemplated by, and to comply with, this Agreement; and

(c)       to make all payments contemplated by, and to comply with, the Documents.

14.4    Official consents in force. All the official consents referred to in Clause 14.3 remain in force and nothing has occurred which makes any of them liable to revocation.

14.5    Legal validity.

(a)       This Agreement constitutes the Borrower’s legal, valid, binding and enforceable obligations; and

(b)       the Security Documents create legal, valid and binding Security Interests enforceable in accordance with their terms over all the assets to which they, by their terms, relate;

in each case, subject to any relevant insolvency laws affecting creditors’ rights generally.

14.6    No third party Security Interests. At the time of execution and delivery of this Agreement and the Security Documents:

(a)       the Borrower will have the right to create all the Security Interests which the Security Documents purport to create; and

(b)       no third party will have any Security Interest or any interest, right of claim over, in or in relation to, any asset to which any such Security Interest, by its terms, relates.

14.7    No conflicts. The execution by the Borrower of this Agreement and the Security Documents, and the borrowing by the Borrower of a Utilisation, and its compliance with this Agreement and the Security Documents will not involve or lead to a contravention of:

(a)       any law or official requirement applicable to it; or

(b)       the constitutional documents of the Borrower; or

(c)       any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

14.8    No withholding taxes. All payments which the Borrower is liable to make under this Agreement and the Security Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

14.9    No default. No Event of Default or Potential Event of Default has occurred and is continuing.

14.10 Information. All information which has been provided in writing by or on behalf of the Borrower to the Lender in connection with this Agreement and the Security Documents satisfied the requirements of Clause 15.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 15.7; and there has been no material adverse change in the financial position or state of affairs of the Borrower from that disclosed in the latest of those accounts.

14.11 No litigation. No legal or administrative action involving the Borrower has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Borrower’s financial position or profitability.

14.12 Compliance with certain undertakings. At the date of this Agreement, the Borrower is in compliance with the provisions of Clauses 15.2, 15.4 and 15.9 and the provisions of the Security Documents.

14.13 Taxes paid. The Borrower has paid all taxes applicable to, or imposed on, or in relation to, the Borrower or its business.

14.14 Repetition. The representations and warranties of the Borrower set out in Clauses 14.2 to 14.14 shall survive the execution of this Agreement and the Security Documents and the making of each Utilisation and shall, subject to Clause 14.15, be deemed to be repeated at the beginning of each Interest Period, with reference to the facts and circumstances existing at each such time, as if made at each such time.

14.15 Qualification to repetition. The repeating provisions of Clause 14.14 shall not apply to the representations and warranties contained in Clauses 14.8 and 14.11.

15       UNDERTAKINGS

15.1    General. The Borrower undertakes with the Lender to comply with the following provisions of this Clause 15 at all times during the Facility Period, except as the Lender may otherwise permit.

15.2    Negative pledge. The Borrower shall not create or permit to arise any Security Interest over any Qualifying Receivables, except as provided by any Security Document.

15.3    No disposal of assets. The Borrower shall not (except in the ordinary course of business or operations, in which case the Borrower shall give 60 days’ prior written notice to the Lender of the same) either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant a lease or otherwise dispose of to any person:

(a)       all or more than 15 per cent (in value) of its assets; or

(b)       any debt payable to it or any right (present, future or contingent right) to receive a payment, including any right to damages or compensation.

15.4    No change of business. The Borrower shall not engage in any business or activities other than the business and activities carried on by it at the date of this Agreement.

15.5    Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrower under, or in connection with, this Agreement and the Security Documents shall be true and not misleading and shall not omit any material fact or consideration.

15.6    Provision of financial statements. The Borrower shall send to the Lender:

(a)       as soon as possible, but in no event later than 4 months after the end of each financial year of the Borrower, the audited accounts of the Borrower;

(b)       as soon as possible, but in no event later than 4 months after the end of each financial year of the ultimate parent company of the Borrower, the audited consolidated accounts of such ultimate parent company of the Borrower and its subsidiaries (if such accounts are in fact drawn up);

(c)       as soon as possible, but in no event later than 2 months after the end of each half-year in each financial year of the Borrower, the unaudited accounts of the Borrower which are certified as to their correctness by the chief financial officer of the Borrower;

(d)       as soon as possible, but in no event later than 1 month after they are produced, any management accounts of the Borrower.

15.7    Form of financial statements. All accounts (audited and unaudited) delivered under Clause 15.6 shall:

(a)       be prepared in accordance with all applicable laws and generally accepted accounting principles consistently applied;

(b)       give a true and fair view of the state of affairs of the Borrower or ultimate parent company of the Borrower and its subsidiaries, as relevant, at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)       fully disclose or provide for all significant liabilities of the Borrower or ultimate parent company of the Borrower and its subsidiaries, as relevant.

15.8    Shareholder and creditor notices. The Borrower shall send the Lender, at the same time as they are despatched, copies of all communications which are despatched to the Borrower’s shareholders or creditors or any class of them.

15.9    Official consents. The Borrower shall maintain in force and promptly obtain or renew, and shall promptly send certified copies to the Lender of, all official consents required:

(a)       for the Borrower to perform its obligations and liabilities under this Agreement and the Security Documents; and

(b)       for the validity or enforceability of this Agreement and the Security Documents;

and the Borrower shall comply with the terms of all such official consents.

15.10 Maintenance of obligations. The Borrower shall:

(a)       at its own cost, do all that it reasonably can to ensure that each of this Agreement and the Security Documents validly creates the liabilities, obligations and, as appropriate, the Security Interests which it purports to create; and

(b)       without limiting the generality of paragraph (a) above, at its own cost, promptly register, file, record or enrol this Agreement and the Security Documents with any court or authority in all relevant jurisdictions, pay any stamp, registration or similar tax in all relevant jurisdictions in respect of this Agreement and the Security Documents, give any notice or take any other step which may be or become necessary or desirable for this Agreement and the Security Documents to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates; and

(c)       ensure that its liabilities under this Agreement are secured by, and in accordance with, the Security Documents subject to any relevant insolvency laws affecting creditors’ rights generally.

15.11 Notification of litigation. The Borrower shall provide the Lender with details of any legal or administrative action involving the Borrower as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of this Agreement and the Security Documents.

15.12 Confirmation of no default. The Borrower shall, within 2 Business Days after service by the Lender of a written request, serve on the Lender a notice which is signed by 2 directors of the Borrower and which:

(a)       states that no Event of Default or Potential Event of Default has occurred; or

(b)       states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

15.13 Notification of default. The Borrower shall notify the Lender as soon as the Borrower becomes aware of:

(a)       the occurrence of an Event of Default or a Potential Event of Default; or

(b)       any matter which indicates that an Event of Default or a Potential Event of Default may have occurred;

and shall thereafter keep the Lender fully up-to-date with all developments.

15.14 Exposure Test. Without prejudice to the provisions of Clause 3, the Lender may require the Borrower at reasonable intervals specified by the Lender from time to time (not being more frequently than once per week) to ensure that the test contained in Clause 3.4(d) would, if then applied, not be breached by:

(a)       providing further Receivables which are Qualifying Receivables; and/or

(b)       placing further funds to the credit of the Cash Collateral Account.

The Borrower shall promptly and, in any event within five (5) days of written notice to that effect from the Lender, ensure that the test contained in Clause 3.4(d) would, if then applied, not be breached by providing further Receivables or placing further funds as aforesaid. For the purposes of this Clause 15.14, the reference in Clause 3.4(d)(ii)(A) to “the latest schedule of Receivables submitted to the Lender pursuant to Clause 6.1(c)” shall be deemed to refer to the latest schedule of Receivables delivered pursuant to this Clause 15.14. The Borrower shall provide the Lender with such information, including without limitation, schedules of Receivables, as the Lender shall from time to time require for the purpose of giving effect to this Clause 15.14.

15.15 Provision of further information. The Borrower shall, as soon as practicable after receiving the request, provide the Lender with any additional financial or other information relating to the Borrower, its businesses or to any other matter relevant to, or to any provision of, this Agreement or the Security Documents which may be requested by the Lender at any time.

16       PAYMENTS AND CALCULATIONS

16.1    Borrower’s Accounts.

(a)       Unless provided otherwise in this Agreement, the Borrower will throughout the Facility Period continue to maintain the Current Account and the Cash Collateral Account in its name at the branch of the Lender at 45 Akti Miaouli, 185 10 Piraeus, Greece.

(b)       None of the provisions contained in this Agreement relating to the application of funds in the Current Account and the Cash Collateral Account shall affect the obligations of the Borrower to make any payment required to be made to the Lender on the due date for application thereof in accordance with this Agreement and any Security Documents.

(c)       No change shall be made to the designation or location of the Current Account or the Cash Collateral Account except with the prior written consent of the Lender and subject to the Lender being satisfied that the security over the Current Account and the Cash Collateral Account constituted by the Additional Account Security Document and the Account Security Document remains in full force and effect.

16.2    Payments of Receivables. The Borrower shall procure that each Customer pays all Receivables due from it which are the subject of a Schedule of Receivables to the Current Account or the Cash Collateral Account when due.

16.3    Transfer of Receivables to Cash Collateral Account. Promptly upon any Receivables having been paid into the Current Account the Borrower shall transfer an amount equal to such Receivables from the Current Account to the Cash Collateral Account.

16.4    Cash Collateral Account. The Borrower may only withdraw amounts standing to the credit of the Cash Collateral Account as set out in Clause 13.

16.5    Other payments. All payments to be made by the Borrower to the Lender under this Agreement and the Security Documents shall be made to the Lender:

(a)       if in Dollars:

(i)        by not later than 11.00 a.m. (New York time) on the due date;

(ii)       in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Lender shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(iii)      to the account of the Lender at American Express Bank Limited, 23rd Floor, American Express Tower, 200 Vesey Street, New York, NY 10285-2300, U.S.A. (Account No 000261123), or to such other account with such other bank as the Lender may from time to time notify to the Borrower;

(b)       if in an Optional Currency (other than Euros and Sterling):

(i)        by not later than 11.00 a.m. local time in the place for payment (or such other time as may be required law or practice for the settlement of foreign exchange transactions in the place of payment) on the due date; and

(ii)       in lawful money of the country of that currency which is freely transferable and convertible into Dollars and in immediately available funds to the account of such bank in such place in the country of that currency as the Lender shall from time to time notify to the Borrower;

(c)       if in Sterling:

(i)        by not later than 11.00 a.m. (London time) on the due date;

(ii)       in immediately available funds; and

(iii)      to such account of the Lender with such bank as the Lender shall from time to time notify to the Borrower; and

(d)       if in Euros:

(i)        by not later than 11.00 a.m. (Greek time) on the due date;

(ii)       in immediately available funds; and

(iii)      to such account of the Agent or, as the case may be, the relevant Lender with such bank as the Agent or, as the case may be, the relevant Lender may from time to time notify to the Borrower.

16.6    Payment on non-Business Day. If any payment by the Borrower under this Agreement or a Security Document would otherwise fall due on a day which is not a Business Day:

(a)       the due date shall be extended to the next succeeding Business Day; or

(b)       if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.7    Basis for calculation of periodic payments. All interest and commitment fee and any other payments under this Agreement which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and:

(a)       in the case of payments denominated in Dollars or an Optional Currency other than Sterling or Hong Kong Dollars, on the basis of a 360 day year; and

(b)       in the case of payments denominated in Sterling or Hong Kong Dollars, on the basis of a 365 day year.

16.8    Lender accounts. The Lender shall maintain an account showing the amounts advanced by the Lender and all other sums owing to the Lender from the Borrower under this Agreement and the Security Documents and all payments in respect of those amounts made by the Borrower.

16.9    Accounts prima facie evidence. If the account maintained under Clause 16.8 shows an amount to be owing by the Borrower to the Lender, that account shall be prima facie evidence that amount is owing to the Lender.

16.10 Types of L/C. For all purposes of this Agreement the Lender shall determine, which determination shall be conclusive, whether an L/C is to be classified as a Documentary L/C, a Transaction Related Standby L/C or a Direct Credit Substitute.

17       EVENTS OF DEFAULT

17.1    Events of Default. An Event of Default occurs if:

(a)       the Borrower or the Guarantor fails to pay when due or (if so payable) on demand any sum payable under this Agreement or the Security Documents or under any document relating to this Agreement or the Security Documents; or

(b)       any breach occurs of Clause 6.2, 15.2, 15.3 or 15.4; or

(c)       any breach by the Borrower or the Guarantor occurs of any provision of this Agreement or the Security Documents (other than a breach covered by paragraph (a) or (b) above) unless, in the opinion of the Lender, such default is capable of remedy and such default is remedied to the satisfaction of the Lender within 10 days after written notice from the Lender requesting action to remedy the same; or

(d)                    (subject to any applicable grace period specified in this Agreement or the Security Documents) any breach by the Borrower or the Guarantor occurs of any provision of this Agreement or the Security Documents (other than a breach covered by paragraph (a), (b) or (c) above); or

(e)                     any representation, warranty or statement made by, or by an officer of, the Borrower or the Guarantor in this Agreement or the Security Documents or in a Utilisation Notice or any other notice or document relating to this Agreement or the Security Documents is untrue or misleading when it is made or deemed to be repeated; or

(f)                       any of the following occurs in relation to any Financial Indebtedness of the Borrower or the Guarantor:

(i)                       any Financial Indebtedness of the Borrower or the Guarantor is not paid when due or, if so payable, on demand; or

(ii)                    any Financial Indebtedness of the Borrower or the Guarantor becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)                 a lease or hire purchase agreement creating any Financial Indebtedness of the Borrower or the Guarantor is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)                any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of the Borrower or the Guarantor ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)                   any Security Interest securing any Financial Indebtedness of the Borrower or the Guarantor becomes enforceable; or

(g)                    any of the following occurs:

(i)                       the Borrower or the Guarantor becomes, in the opinion of the Lender, unable to pay its debts as they fall due; or

(ii)                    any assets of the Borrower or the Guarantor are subject to any form of execution, attachment, arrest, sequestration, distress or any form of freezing order in respect of a sum of, or sums aggregating, $250,000 or more or the equivalent in another currency; or

(iii)                 any administrative receiver or other receiver is appointed over any asset of the Borrower; or

(iv)                any step is taken in relation to the appointment of an administrative receiver of the Borrower; or

(v)                   an administrator is appointed (whether by the court or otherwise) in respect of the Borrower; or

(vi)                a resolution is passed, an application to a court is made or any other step is taken by a creditor of the Borrower (other than the holder of Security Interests which together relate to all or substantially all of the assets of the Borrower) for the appointment of an administrator in respect of the Borrower, unless:

(A)                 the proposed administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead;

(B)                   the application is dismissed or withdrawn within 30 days of being made; and

(C)                   the Borrower will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(vii)             an Administration Notice is given or filed, a resolution is passed, an application to a court is made or any other step is taken by:

(A)                 the members of the Borrower,

(B)                   the directors of the Borrower, or

(C)                   a creditor that is a holder of Security Interests which together relate to all or substantially all of the assets of the Borrower,

for or with a view to the appointment of an administrator in respect of the Borrower; or

(viii)          a resolution is passed, an application to a court is made or any other step is taken by a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the appointment of an administrator in respect of the Borrower; or

(ix)                  a petition is presented to a court, a resolution is passed, or any other step is taken for or with a view to the appointment of a provisional liquidator in respect of the Borrower unless:

(A)                 the proposed appointment is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead;

(B)                   the petition is dismissed or withdrawn within 30 days of being presented; and

(C)                   the Borrower will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(x)                     a petition is presented to a court, a resolution is passed or any other step is taken for or with a view to the winding up of the Borrower, save that this paragraph does not apply to a fully solvent winding up of the Borrower which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Lender and effected not later than 3 months after the commencement of the winding up; or

(xi)                  the Guarantor or, in any proceedings, a lawyer acting for the Guarantor makes any formal declaration of bankruptcy or any formal statement to the effect that the Guarantor is insolvent or likely to become insolvent; or

(xii)               any meeting of the members or directors, or of any committee of the board or senior management, of the Borrower is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (v) to (xi) above or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xiii)            in any country other than England, any event occurs or any proceedings are opened or commenced or any step is taken which, in the opinion of the Lender, is similar to any of the foregoing; or

(h)                    the Guarantor, the Borrower or the Borrower’s directors petition or apply to a court for, or the Guarantor, the Borrower or the Borrower’s directors take any steps to obtain or submit or present a document setting out the proposed terms of, or any other proposal for, any form of moratorium, suspension or deferral of payments, reorganisation of the Guarantor’s or the Borrower’s debt (or certain of the Guarantor’s or the Borrower’s debt) or arrangement with, or protection from, all or a substantial proportion (by number or value) of the Guarantor’s or the Borrower’s creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation, arrangement or protection is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(i)                        the Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Lender, is material in the context of this Agreement or the Security Documents; or

(j)                        it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)                       for the Borrower or the Guarantor to discharge any liability under this Agreement or to comply with any other obligation which the Lender considers material under this Agreement or the Security Documents; or

(ii)                    for the Lender to exercise or enforce any right under this Agreement or the Security Documents; or

(k)                     any official consent necessary to enable the Borrower to comply with any provision which the Lender considers material of this Agreement or the Security Documents is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(l)                        without the prior written consent of the Lender there is a change in the legal and beneficial ownership, or in the ultimate beneficial ownership, of the shares in the Borrower from that existing at the date of this Agreement and disclosed to the Lender; or

(m)                  any provision which the Lender considers material of this Agreement or the Security Documents proves to have been or becomes invalid or unenforceable; or

(n)                    any other event occurs or any other circumstances arise or develop including, without limitation a change in the financial position, state of affairs or prospects of the Borrower or the Guarantor, in the light of which the Lender considers that there is a significant risk that the Borrower or the Guarantor is, or will later become, unable to discharge its liabilities and obligations under this Agreement or the Security Documents, as appropriate, as they fall due.

17.2           Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default, the Lender may:

(a)                     serve on the Borrower a notice stating that the Commitment and all liabilities and obligations of the Lender to the Borrower under this Agreement are terminated; and/or

(b)                    serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement and the Security Documents are immediately due and payable or are due and payable on demand; and/or

(c)                     make demand for payment of cash collateral by the Borrower in accordance with Clause 12.6; and/or

(d)                    take any other action which, as a result of the Event of Default or any notice served under paragraphs (a), (b) or (c) above, the Lender is entitled to take under this Agreement, the Security Documents or any applicable law.

17.3           Termination of obligations. On the service of a notice under paragraph (a) of Clause 17.2, the Commitment and all the liabilities and obligations of the Lender to the Borrower under this Agreement shall terminate.

17.4           Acceleration of Loan. On the service of a notice under paragraph (b) of Clause 17.2, the Loan, all accrued interest and all other amounts accrued or owing from the Borrower under this Agreement and the Security Documents shall become immediately due and payable or, as the case may be, payable on demand.

17.5           Multiple notices; action without notice. The Lender may serve notices under paragraphs (a), (b) and (c) of Clause 17.2 simultaneously or on different dates and it may take any action referred to in that Clause if no such notice is served or simultaneously with, or at any time after, the service of both or either of such notices.

17.6           Exclusion of Lender liability. Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to the Borrower or the Guarantor for any loss caused by an exercise of rights under this Agreement or the Security Documents or by any failure or delay to exercise such a right except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of the Lender’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

17.7           Interpretation. In Clause 17.1(f), references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and, in Clause 17.1(g), “petition” includes an application.

18                     FEES AND EXPENSES

18.1           Fees. The Borrower shall pay to the Lender:

(a)                     on the earlier of the first Utilisation Date and the date falling 10 Business Days after 24 September 2004, an arrangement fee of $100,000;

(b)                    on the date of the Second Amendment Agreement or, if later, before the Effective Date (as defined in the Second Amendment Agreement) an arrangement fee of $50,000;

(c)                     on or before 2 October 2006, a renewal fee of $18,750;

(d)                    monthly in arrears during the Availability Period and on the last day thereof a commitment fee at the rate of 0.25 per cent. per annum on the amount of the Available Commitment;

(e)                     monthly in arrears on the date falling one month after the date of this Agreement and at monthly intervals thereafter letter of credit commission on the Outstanding LC Amount of each L/C outstanding during any part of the relevant monthly period, calculated in respect of each L/C from its Utilisation Date until its Expiry Date at the following respective rates in respect of each type of L/C:

(i)                       Documentary L/Cs: 0.25 per cent. per annum;

(ii)                    Transaction Related Standby L/Cs: 0.625 per cent. per annum;

(iii)                 Direct Credit Substitutes: 1.125 per cent. per annum;

(f)                       on each Renewal Date which is not a Termination Date, a renewal fee at the rate of 0.125 per cent. per annum on the amount of the Facility as renewed; and

(g)                    on each Utilisation Date on which the Lender issues an L/C pursuant to a Utilisation Notice, a processing fee of $500 in respect of each L/C so issued.

18.2           Costs of negotiation, preparation etc. The Borrower shall pay to the Lender on its demand the amount of all expenses incurred by the Lender in connection with the negotiation, preparation, execution or registration of this Agreement, the Security Documents or any related document or with any transaction or matter relating to a transaction contemplated by this Agreement, the Security Documents or a related document.

18.3           Costs of variation, amendments, enforcement etc. The Borrower shall pay to the Lender, on the Lender’s demand, the amount of all expenses incurred by the Lender in connection with:

(a)                     any amendment or supplement to this Agreement, the Security Documents, or any proposal for such an amendment to be made;

(b)                    any consent or waiver by the Lender under or in connection with this Agreement, the Security Documents, or any request for such a consent or waiver; and

(c)                     any step taken by the Lender with a view to the protection, exercise or enforcement of any right created by this Agreement, the Security Documents or for any similar purpose.

There shall be recoverable under paragraph (c) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

18.4           Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to this Agreement or the Security Documents, and shall, on the Lender’s demand, fully indemnify the Lender against any liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax.

18.5           Certification of amounts. A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 18 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

19                     INDEMNITIES

19.1           Indemnities regarding Utilisations and payment of Aggregate Liabilities. The Borrower shall fully indemnify the Lender on its demand in respect of all claims and losses which are made or brought against or incurred by the Lender, or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)                     an Advance not being borrowed or an L/C not being issued on the date specified in the Utilisation Notice for any reason other than a default by the Lender;

(b)                    the receipt or recovery of all or any part of a Utilisation or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)                     any failure (for whatever reason) by the Borrower to make payment of any amount due under this Agreement or the Security Documents on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 9);

(d)                    the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 17;

and in respect of any tax (other than tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under this Agreement or the Security Documents.

19.2           Breakage costs. Without limiting its generality, Clause 19.1 covers any claim or loss, including a loss of a prospective profit, incurred by the Lender:

(a)                     in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and

(b)                    in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender) to hedge any exposure arising under this Agreement or a number of transactions of which this Agreement is one.

19.3           Miscellaneous indemnities. The Borrower shall fully indemnify the Lender on its demand in respect of all claims and losses which may be made or brought against, or incurred by, the Lender, in any country, in relation to:

(a)                     any action taken, or omitted or neglected to be taken, under, or in connection with, this Agreement or the Security Documents by the Lender;

(b)                    any other event, matter or question which occurs or arises at any time during the Facility Period and which has any connection with, or any bearing on, this Agreement or the Security Documents, any payment or other transaction relating to this Agreement or the Security Documents;

other than claims and losses which are shown to have been directly and mainly caused by the gross negligence or the wilful misconduct of the Lender’s own officers or employees.

19.4           Currency indemnity. If any sum due from the Borrower to the Lender under this Agreement or the Security Documents or under any order or judgment relating to this Agreement or the Security Documents has to be converted from the currency in which this Agreement or the Security Documents provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)                     making or lodging any claim or proof against the Borrower whether in its liquidation, any arrangement involving it or otherwise; or

(b)                    obtaining an order or judgment from any court or other tribunal; or

(c)                     enforcing any such order or judgment,

the Borrower shall indemnify the Lender against the loss arising when the amount of the Payment Currency actually received by the Lender is converted at the available rate of exchange into the Contractual Currency.

In this Clause 19.4, the “available rate of exchange” means the rate at which the Lender is able at the opening of business (Piraeus time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 19.4 creates a separate liability of the Borrower which is distinct from its other liabilities under this Agreement or the Security Documents and which shall not be merged in any judgment or order relating to those other liabilities.

19.5           Certification of amounts. A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 19 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

20                     NO SET-OFF OR TAX DEDUCTION

20.1           No deductions. All amounts due from the Borrower under this Agreement and the Security Documents shall be paid:

(a)                     without any form of set-off, cross-claim or condition; and

(b)                    free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

20.2           Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:

(a)                     the Borrower shall notify the Lender as soon as it becomes aware of the requirement;

(b)                    the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)                     the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the tax deduction) an amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

20.3           Evidence of payment of taxes. Within one month after making any tax deduction, the Borrower shall deliver to the Lender documentary evidence satisfactory to the Lender that the tax had been paid to the appropriate taxation authority.

20.4           Exclusion of tax on overall net income. In this Clause 20, “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on the Lender’s overall net income.

21                     ILLEGALITY, ETC

21.1           Illegality. This Clause 21 applies if the Lender notifies the Borrower that it has become, or will with effect from a specified date, become:

(a)                     unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)                    contrary to, or inconsistent with, an official requirement,

for the Lender to maintain or give effect to any of its liabilities and obligations under this Agreement in the manner contemplated by this Agreement.

21.2           Notification and effect of illegality. On the Lender notifying the Borrower under Clause 21.1, the Lender’s obligation to make any further Utilisations shall terminate; and thereupon or, if later, on the date specified in the Lender’s notice under Clause 21.1 as the date on which the notified event would become effective the Borrower shall prepay the Loan in full in accordance with Clause 13.

22                     INCREASED COSTS

22.1           Increased costs.

(a)                     Subject to Clause 22.3 the Borrower shall, within three Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)                    In this Agreement:

“Increased Costs” means:

(i)                       a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital;

(ii)                    an additional or increased cost; or

(iii)                 a reduction of any amount due and payable under this Agreement,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Commitment or funding or performing its obligations under this Agreement;

“Affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company.

22.2           Increased costs claims.

(a)                     If the Lender intends to make a claim pursuant to Clause 22.1 it shall notify the Borrower of the event giving rise to the claim.

(b)                    The Lender shall, as soon as practicable after a notification under Clause 22.2(a), provide a certificate confirming the amount of its Increased Costs.

22.3           Exceptions. Clause 22.1 does not apply to the extent any Increased Cost is:

(a)                     compensated for by the indemnity for tax in Clause 19.1; or

(b)                    compensated for by the grossing-up provisions in Clause 20.2; or

(c)                     compensated for by the payment of the Mandatory Cost Rate; or

(d)                    attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

22.4           Notice of prepayment. If the Borrower is not willing to continue to compensate the Lender for the increased cost under Clause 22.1, the Borrower may give the Lender not less than 14 days’ notice of its intention to prepay a Utilisation at the end of an Interest Period.

22.5           Prepayment. Notice under Clause 22.4 shall be irrevocable; and on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) a Utilisation, together with accrued interest thereon at the applicable rate plus the Mandatory Cost Rate and the Margin.

22.6           Provisions for prepayment. Clauses 13.6(c), 13.7 and 13.9 shall apply in relation to the prepayment.

23                     SET-OFF

23.1           Application of credit balances. The Lender may without prior notice:

(a)                     apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office of the Lender in any country in or towards satisfaction of any sum then due from the Borrower to the Lender under this Agreement or the Security Documents; and

(b)                    for that purpose:

(i)                       break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)                    convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)                 enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.

23.2           Existing rights unaffected. The Lender shall not be obliged to exercise any of its rights under Clause 23.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document).

23.3           No Security Interest. This Clause 23 gives the Lender a contractual right of set-off only, and does not create an equitable charge or other Security Interest over any credit balance of the Borrower.

24                     TRANSFERS AND CHANGES IN FACILITY OFFICES

24.1           Transfer by Borrower. The Borrower may not, without the consent of the Lender:

(a)                     transfer any of its rights, liabilities or obligations under this Agreement or the Security Documents; or

(b)                    enter into any merger, de-merger or other reorganisation, or carry out any other act, as a result of which any of its rights, liabilities or obligations would vest in, or pass to, another person.

24.2           Assignment by Lender. The Lender may assign all or any of the rights and interests which it has under, or by virtue of, this Agreement or the Security Documents without the consent of the Borrower.

24.3           Rights of assignee. In respect of any breach of a warranty, undertaking, condition or other provision of this Agreement or the Security Documents, or any misrepresentation made in, or in connection with, this Agreement or the Security Documents, a direct or indirect assignee of any of the Lender’s rights or interests under, or by virtue of, this

Agreement or the Security Documents shall be entitled to recover damages by reference to the loss incurred by that assignee as a result of the breach or misrepresentation irrespective of whether the Lender would have incurred a loss of that kind or amount.

24.4           Sub-participation; subrogation assignment. The Lender may sub-participate all or any part of its rights and/or obligations and/or liabilities under, or in connection with, this Agreement or the Security Documents without the consent of, or any notice to, the Borrower; and the Lender may assign, in any manner and terms agreed by it, all or any part of those rights to an insurer or surety who has become subrogated to them.

24.5           Disclosure of information. The Lender may disclose to an actual or potential assignee or sub-participant or any other person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation any information which the Lender has received in relation to the Borrower or its affairs under or in connection with this Agreement or the Security Documents provided that, in respect of any such information which is clearly of a confidential nature, any such assignee or sub-participant has entered into a confidentiality undertaking in favour of the Borrower in form and substance satisfactory to the Borrower, acting reasonably. The Lender may also disclose the size and term of the Facility and the nature of the Borrower and the Guarantor to any investor or potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of the Lender’s rights or obligations in respect of the Facility.

24.6           Change of facility office. The Lender may change its facility office by giving notice to the Borrower and the change shall become effective on the later of:

(a)                     the date on which the Borrower receives the notice; and

(b)                    the date, if any, specified in the notice as the date on which the change will come into effect.

25                     VARIATIONS AND WAIVERS

25.1           Variations, waivers etc. by Lender. A document shall be effective to vary, waive, suspend or limit any provision of this Agreement or the Security Documents or the Lender’s rights or remedies under such a provision or the general law, only if the document is signed or specifically agreed to by fax or telex by the Borrower and the Lender.

25.2           Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 25.1, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Lender (or any person acting on its behalf) shall result in the Lender (or any person acting on its behalf) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)                     a provision of this Agreement or the Security Documents; or

(b)                    an Event of Default; or

(c)                     a breach by the Borrower of an obligation or liability under this Agreement or the Security Documents or the general law; or

(d)                    any right or remedy conferred by this Agreement or by the general law;

and there shall not be implied into this Agreement any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

26                     NOTICES

26.1           General. Unless otherwise specifically provided, any notice under, or in connection with, this Agreement or the Security Documents shall be given by letter, fax or telex; and references in this Agreement or the Security Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

26.2           Addresses for communications. A notice shall be sent:

(a)                     in the case of notices to the Borrower, to:

Aegean Marine Petroleum S.A.
42 Hatzikyriakou Street
Piraeus 185 38
Greece

Attention:	John Bekas

Tel. No:	+ 30 210 458600
Fax No:	+ 30 210 4586245

(b)                    in the case of notices to the Lender, to each of:

The Royal Bank of Scotland plc
5th Floor
135 Bishopsgate
London EC2M 3UR

Attention:	John Franklin / John Lane
Risk & Portfolio Management

Tel. No:	+ 44 207 085 6392
+ 44 207 085 6389
Fax No:	+ 44 207 085 8762

The Royal Bank of Scotland plc
45 Akti Miaouli
185 36 Piraeus
Greece

Attention:	Shipping Department

Tel. No:	+ 30 210 459 6500
Fax No:	+ 30 210 459 6600

or to such other address as the relevant party may notify the other.

26.3           Effective date of notices. Subject to Clauses 26.4 and 26.5:

(a)                     a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)                    a notice which is sent by telex or fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

26.4           Service outside business hours. However, if under Clause 26.3 a notice would be deemed to be served :

(a)                     on a day which is not a business day in the place of receipt; or

(b)                    on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 26.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

26.5           Illegible notices. Clauses 26.3 and 26.4 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

26.6           Valid notices. A notice under or in connection with this Agreement shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or the Security Documents if:

(a)                     the failure to serve it in accordance with the requirements of this Agreement or the Security Documents has not caused any party to suffer any significant loss or prejudice; or

(b)                    in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

26.7           English language. Any notice under or in connection with this Agreement or the Security Documents shall be in English.

26.8           Meaning of “notice”. In this Clause, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

27                     SUPPLEMENTAL

27.1           Rights cumulative, non-exclusive. The rights and remedies which this Agreement and the Security Documents give to the Lender are:

(a)                     cumulative;

(b)                    may be exercised as often as appears expedient; and

(c)                     not, unless this Agreement or the Security Documents explicitly and specifically states so, to be taken to exclude or limit any right or remedy conferred by any law.

27.2           Severability of provisions. If any provision of this Agreement is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of this Agreement or of the provisions of the Security Documents.

27.3           Counterparts. This Agreement may be executed in any number of counterparts.

27.4           Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

28                     LAW AND JURISDICTION

28.1           English law. This Agreement shall be governed by, and construed in accordance with, English law.

28.2           Exclusive English jurisdiction. Subject to Clause 28.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

28.3           Choice of forum for the exclusive benefit of the Lender. Clause 28.2 is for the exclusive benefit of the Lender, which reserves the rights:

(a)                     to commence proceedings in relation to any matter which arises out of, or in connection with, this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)                    to commence such proceedings in the courts of any such country or countries concurrently with, or in addition to proceedings in England or without commencing proceedings in England.

28.4           Process agent. The Borrower irrevocably appoints Riches Consulting at its office for the time being, presently at Old Jarretts Farmhouse, Brantridge Lane, Balcombe, West Sussex, RH17 6JR, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

28.5           Lender’s rights unaffected. Nothing in this Clause 28 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

28.6           Meaning of “proceedings”. In this Clause 28, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

AS WITNESS the hands of the duly authorised officers or attorneys of the parties the day and year first before written.

EXECUTION PAGE

SIGNED by	)
SPYRIDON FOKAS	)
for and on behalf of	)
AEGEAN MARINE	) /s/ SPYRIDON FOKAS
PETROLEUM S.A.	)
in the presence of:	)
EVANGELIA CHATZIEFSTRATION

/s/ EVANGELIA CHATZIEFSTRATION

WATSON, FARLEY & WILLIAMS
2, DEFTERAS MERARCHIAS STR.
PIRAEUS 185 36
GREECE

SIGNED by	)
PAUL SULLIVAN	)
for and on behalf of	) /s/ PAUL SULLIVAN
THE ROYAL BANK	)
OF SCOTLAND PLC	)
in the presence of:	)